EXHIBIT 10.34

February 1, 2010

James G. Bender, Ph.D.

3 Cloverdale

Rancho Santa Margarita, CA 92688

Dear Jim

This letter sets forth the basis upon which ImmunoCellular Therapeutics, Ltd. (the “Company”) will engage you as its Vice President – Product Development and Manufacturing.

1. Engagement. You will be engaged on a full-time basis as Vice President – Product Development and Manufacturing of the Company for the term and upon the terms and conditions set forth herein, and you accept such offer of engagement. As the Vice President – Product Development and Manufacturing, your duties will be those that are customary for a Vice President – Product Development and Manufacturing of a company such as the Company, including without limitation assisting the Company in establishing and implementing plans and strategies for the formulation and development of the Company’s product candidates, securing and monitoring manufacturers for clinical supplies of product candidates, and assuring that the Company’s manufacturing activities comply with all applicable FDA requirements. You will not serve as an officer, director or consultant of any other company during the term of this Agreement without the written consent of the Company. You will report to the President and Chief Executive Officer of the Company.

2. Term. The term of your engagement will be one year, commencing on February 1, 2010, unless sooner terminated by you or the Company as set forth below in Section 7.

3. Prior Engagement. The parties hereby agree that the term of your engagement as the Company’s part-time Vice President – Clinical Development as described in our Agreement, dated September 1, 2009, as amended on September 14, 2009 (the “Prior Agreement”), will terminate as of January 31, 2010 and that all of the parties’ rights and obligations under the Prior Agreement (including your right to work in any capacity for any other company or organization) will terminate as of that date, except that the cash bonuses and option vesting for achieving certain development milestones as set forth in paragraph 4(c)(ii) through (vi) of the Prior Agreement will remain in effect for the amounts and with the deadline dates set forth therein. The monthly vesting of 3,000 shares per month for the option granted to you under the Prior Agreement will cease as of January 31, 2010, and the remaining unvested portion of the shares that were to vest monthly under that option will be cancelled as of that date. You acknowledge that, except as set forth in the preceding sentence, you have been paid in full by the Company for all services by you to the Company through January 31, 2010 and have been reimbursed by the Company for all expenses incurred through January 31, 2010.

4. Compensation. As payment in full for your services during the term of this Agreement, the Company shall compensate you as follows:

(a) The Company will pay you a monthly cash payment of $14,166.67 for each month during the term of the Agreement;

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February 1, 2010

(b) the Company will grant you on the date of the next meeting of the Company’s Board of Directors an option under the Company’s 2006 Equity Incentive Plan (the “Plan”) to purchase 150,000 shares of the Company’s common stock (the “Option”), which option grant shall be subject to approval by the Company’s shareholders of an increase in the number of authorized shares under the Plan; and

(c) the Company will pay you the following cash bonuses and the following shares issuable upon exercise of the Option will vest upon the Company achieving the following milestones (the “Development Milestones”) by the following dates:

(i) complete by September 30, 2010 the tech transfer to a contract manufacturer organization for ICT-107, including without limitation validation/qualification runs—$10,000 and 25,000 shares;

(ii) complete by December 31, 2010 FDA acceptance of a Phase II clinical trial plan for ICT-107—$10,000 and 25,000 shares; and

(iii) complete by December 31, 2010 enrollment of the first patient into the Phase II clinical trial for ICT-107—$10,000 and 25,000 shares;

The monthly cash compensation shall be paid in accordance with the Company’s regular payroll practices, and the cash compensation for achieving the Development Milestones will be paid within 15 days of the Company achieving those respective milestones. The Option will be an incentive stock option to the maximum extent that is legally permitted; will have a seven-year term commencing on the date of grant; will vest at the rate of 6,250 shares per month over the term of this Agreement as to 75,000 shares and will vest as to the remaining shares upon achieving the respective Development Milestones as set forth above; will have an exercise price of the last reported trading price of the Company’s common stock on the OTC Bulletin Board on the date of grant; and will have such other terms and conditions as are included in the Company’s standard stock option agreement under the Plan. The Company will have no obligation to pay you any of the cash compensation or vest any of the shares covered by the Option specified in this Section 4 with respect to a Development Milestone that is not timely achieved for any reason, including a decision by the Company in its sole discretion to delay or abandon the development of ICT-107 for any reason.

All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

5. Vacation. In addition to holidays observed by the Company, you shall be entitled to paid vacation of two(2) weeks per year. Any such vacations are to be taken at times mutually agreeable to you and the Company’s President. You shall not be entitled to accrue more than four (4) weeks of accrued vacation time at any given time. In the event that you have accrued the

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February 1, 2010

maximum of four (4) weeks accrued and unused vacation time, you shall cease accruing further vacation time until such time as your accrued and unused vacation time is less than such maximum amount.]

6. Benefits. You shall be entitled to all rights and benefits for which you shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe” benefits) as the Company shall make available to its employees from time to time.

7. Expenses. The Company will promptly reimburse you for all reasonable business expenses incurred by you in connection with the business of the Company in accordance with regular Company policy regarding the nature and amount of expenses and the maintenance and submission of receipts and records necessary for the Company to document them as proper business expenses. These expenses shall include, without limitation, out-of-pocket telephone, facsimile, office supplies and authorized travel expenses (including mileage to Cedars-Sinai Medical Center and to clinical manufacturer sites) but shall not include rent, utilities or similar overhead expenses incurred by you to maintain your office space.

8. Indemnity. To the extent permitted by California law, you agree to indemnify and hold the Company harmless from and against any and all losses, damages, liabilities, costs, and expenses, including attorneys’ fees, arising from or attributable to or resulting from your gross negligence or willful misconduct in rendering the services. You warrant and represent that you have full power and authority to enter into and perform this Agreement and that your performance of this Agreement will not violate the provisions of any other agreement to which you are a party. The Company agrees to indemnify and hold you harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys fees arising out of your services hereunder, other than those arising from or attributable to or resulting from your gross negligence or willful misconduct. The Company will name you as an officer on any policy of directors and officers liability insurance it secures throughout the term of your engagement.

9. Termination. This Agreement and your rights and obligations hereunder shall, under any of the following circumstances, terminate in advance of the time specified in Section 2 above, and you shall have the right to receive only your compensation that shall be accrued hereunder through the effective date of such termination and shall have no right to receive any further compensation hereunder from and after the time of such termination.

9.1 Death or Disability. This Agreement and your duties hereunder shall terminate immediately upon your death or upon your becoming disabled and unable to perform your duties under this Agreement for more than a 30-day period.

9.2 Termination by the Company. The Company may, at its option, terminate this Agreement and your duties hereunder by written notice to you at any time without

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cause upon 15 days written notice to you. If you are terminated without cause, in addition to all accrued compensation, 50% of any unvested options as of the date of termination shall vest. The Company may terminate this Agreement for Cause (as hereinafter defined) at any time upon written notice to you. “Cause” as used in this Agreement means that you, (i) after reasonable notice and warning, have failed to perform your assigned duties as defined in this Agreement, with such failure to be determined by the Board of Directors, (ii) have materially breached any of the terms or conditions of this Agreement and have failed to correct such breach within 15 days following written notice from the Company of such breach, or (iii) have been charged with a felony or any intentionally fraudulent act that materially damages, or may materially damage, the business or reputation of the Company.

9.3 Termination by the You. You may terminate this Agreement at any time upon written notice to the Company if the Company shall have materially breached any of the provisions of this Agreement and has failed to correct such breach within 15 days following written notice from you of such breach.

10. Arbitration. In the event of any dispute under this Agreement, such dispute shall be resolved by binding arbitration with JAMS/ENDISPUTE in Los Angeles, California. The arbitrator shall be a retired judge with at least five years of experience on the bench. This provision shall not be interpreted so as to require arbitration of claims that the state and/or Federal Courts of California have ruled may not be the subjects of compelled arbitration in employment matters, nor shall it be interpreted so as to restrict any remedy, right of appeal or discovery device available to either party in a manner that violates the rulings of the state and/or Federal Courts of California with respect to employment-related arbitration. This provision shall not be interpreted so as to preclude the making of reports to governmental offices, or to preclude either party from seeking injunctive or provisional relief in a court of appropriate jurisdiction under such circumstances as may merit such relief.

11. Confidentiality. While this Agreement is in effect and for a period of five years thereafter, you shall hold and keep secret and confidential all “trade secrets” (within the meaning of California law) and shall use such information only in the course of performing your duties hereunder; provided, however, that with respect to trade secrets, you shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under California law. You shall maintain in trust all such trade secrets as the Company’s property, including, but not limited to, all documents concerning the Company’s business, including your work papers, telephone directories, customer information and notes, and any and all copies thereof in your possession or under your control. Upon the expiration or earlier termination of your employment with the Company, or upon request by the Company, you shall deliver to the Company all such documents belonging to the Company, including any and all copies in your possession or under your control.

12. No Conflict. You represent that your performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence any proprietary information acquired by you in confidence prior to the date of this Agreement. You have not

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February 1, 2010

brought and will not bring with you any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public.

13. License and Assignment of Rights. You acknowledge that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by you (solely or jointly with others) within the scope of and as part of your serving as the Company’s Vice President – Product Development and Manufacturing (collectively referred to herein as “Inventions”) are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by the consideration provided by the Company as described in this Agreement, unless regulated otherwise by the mandatory law of the State of California. You also agree and warrant that you will not use or incorporate third party proprietary materials into Inventions, disclose third party proprietary information to Company or knowingly engage in any activities or use any facilities in the course of providing services under this Agreement that could result in claims of ownership to any Inventions being made by any third party.

14. Applicable Law. This Agreement shall be interpreted in accordance with the internal laws of the State of California.

We are delighted that you have agreed to continue to serve as our Vice President – Product Development and Manufacturing and look forward to working with you to advance the Company’s clinical development programs.

Very truly yours,

IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ Manish Singh
Manish Singh, Ph.D.
President and Chief Executive Officer.

Agreed to and Accepted as of this 1st day of February 2010.

/s/ James G. Bender
James G. Bender, Ph.D.